A G R E E M E N T


        THIS AGREEMENT, made and entered into this 27th day of March, 1995, effective June 1, 1994, by and between HAROLD'S STORES, INC., an Oklahoma corporation, hereinafter referred to as "Harold's," and CMT ENTERPRISES, INC., a New York corporation, hereinafter referred to as "CMT,"

        W I T N E S S E T H:

        For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

        1. Recitations. Harold's is in the retail clothing business, selling through stores and catalogs. A substantial portion of Harold's sales are of its exclusive designs, which are developed by Harold's and manufactured to Harold's specifications. CMT previously manufactured garments for Harold's. The parties have determined that it is advisable to alter their relationship so that CMT will serve as Harold's agent in the manufacturing process. CMT has expertise in the development, manufacturing and distribution of garments, and represents that it is qualified to serve as Harold's agent in coordinating Harold's design and manufacturing of ladies' merchandise. The parties have entered into this Agreement in order to establish the terms of their relationship.

        2. Duties of CMT. In consideration for the fee set forth in paragraph 4 hereof, CMT agrees to perform the following duties:

            2.1 Provide all services previously provided to Harold's while serving as a manufacturer, including, without limitation:

            A. Design development services by personnel acceptable to Harold's, including, without limitation, European buying trips and development services in Dallas, Texas;

            B.  Research and development in foreign markets;

            C. Purchasing piece goods on Harold's behalf, if, and only if, Harold's has given CMT a buy sheet requesting the purchase of the particular goods;

            D.  Providing samples and making patterns;

            E. Pre-production approval sampling of Harold's garments ("Modeling");

            F. Assistance in selection of patterns and fabric for exclusive designs, including coordination with art studios;

            G. Coordination of manufacturing production process, including selection of and negotiation with contractors and mills, and including use of effective markers to assure maximum usage of fabric, and processing fabric into finished product;

            H. Assistance in importation of Harold's goods into the United States;

            I. Storage of fabric and finished goods owned by Harold's;

            J. Coordination of shipment dates of fabric to assure timely delivery of finished goods to Harold's;

            K. Assistance in pricing of products and assurance of quality control.

        The following services previously provided by CMT under the manufacturing relationship will no longer be provided by CMT:

            A. Harold's will pay for all parts of the garments, including fabric, buttons, etc.

            B.  Harold's will pay for all artwork and prints.

            C. Harold's will pay for manufacturing the goods into finished products and transportation of same to Harold's.

            2.2In addition to the above, CMT further agrees to provide:

            A.  Manufacturing expertise;

            B.  Fashion and trend information and fabric research;

            C. Scheduling of deadlines for development, fabric imprint and contractors to accommodate Harold's delivery dates;

            D. Pricing determination two (2) weeks after the receipt of the Modeled blockout

            E. Dedication of personnel necessary to perform the services required under this Agreement;
            F. Recommendations as to contractors for particular finished goods and negotiation of most favorable economic and delivery terms with the manufacturers;

            G. Perform other duties reasonably assigned to CMT by Harold's.

            2.3 CMT further agrees to provide the following accounting, security and cost control systems and procedures:

            A. Accounting records, including general ledger, cost sheets, inventory records, buy sheets, purchase orders, etc., shall be maintained in CMT's office. CMT shall provide duplicate originals of all records, which Harold's requests for its office in Oklahoma.

            B. CMT shall maintain a separate general ledger for Harold's in accordance with Harold's 52-53 week year. CMT shall also maintain and provide to Harold's supporting schedules for such items as inventory, accounts receivable and accounts payable.

            C. All records maintained by CMT for Harold's shall be in such form as shall permit the consolidation of period ending balances into Harold's consolidated financial records.

            D. Physical inventories of Harold's goods stored by CMT and work in process will be taken quarterly and observed by Harold's or its agents.

            E. All of Harold's goods stored by CMT shall be segregated from all other goods in the storage facility, and shall be marked as Harold's.
            F. Purchase orders for piece goods will originate from CMT (using the Harold's Manufacturing Center ("HMC") name), and will contain terms approved in advance by Harold's buying office.

            G. Harold's will establish an imprest checking account at an Oklahoma City bank which will allow Harold's or CMT personnel to sign checks. A check register and open payables report will be faxed daily from CMT to Harold's for review. Copies of checks with documentation shall be Federal Expressed to Harold's weekly.

            H. CMT will cause all vendors to be timely paid in order to take advantage of discounts available and to avoid any late charges.

            I. A weekly bank statement will be reviewed by Harold's and sent to CMT.

            J. Harold's shall be entitled to audit the performance of CMT at any time during the term of this Agreement.

        3. Best Efforts. CMT agrees that it will at all times faithfully, industriously, and to the best of its ability, experience and talents, perform all of the duties that may be required of it by Harold's pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Harold's. Such duties shall be performed at any such places as Harold's shall, in good faith, require, or as the interests, needs, business or opportunity of Harold's shall require. Notwithstanding anything herein to the contrary, CMT warrants that CMT will provide finished goods of the quantity and quality as specified by Harold's, and in accordance with the Harold's purchase orders.

        4. Compensation. For its services, Harold's agrees to pay CMT a fixed fee of thirty percent (30%) of all direct costs attributable to the manufacture of garments for Harold's where piece goods cost $12.49 per yard or less and twenty-five percent (25%) of all direct costs attributable to the manufacture of garments where piece goods cost $12.50 per yard or more, which fee shall be paid by wire transfer within ten (10) days after Harold's receives the goods ordered hereunder, and has received an invoice from CMT along with the corresponding bill of lading.

            4.1 For the purposes hereof, "direct costs" shall mean the sum of actual costs and expenses directly expended for the purchase of fabric, trim and the actual manufacturing cost in the production of particular goods ordered by Harold's. Direct costs shall not include for these purposes costs and expenses such as indirect operating expenses, dedicated personnel as defined above, other personnel who have exerted efforts hereunder, utilities, travel expense, storage costs, and all other operating expenses associated with the fulfillment of CMT's responsibilities hereunder. Attached hereto, marked Exhibit A, and made a part hereof by this reference is a form of submittal itemizing expenses which CMT agrees to submit with each request for payment (CMT's Direct Cost Worksheet). Notwithstanding the foregoing, it is agreed that "direct cost" shall not include the cost to purchase the fabric described on Exhibit B hereto, which fabric was purchased prior to the effective date of this agreement.

        5. Term. The term of this Agreement shall commence effective June 1, 1994, and shall terminate May 31, 1995; provided, however, the Agreement shall thereafter automatically renew for successive annual terms unless either party notifies the other that it elects not to renew. Notice of non-renewal shall be given on or before March 1 during the term. The parties acknowledge that in the event of renewal, the fee structure may need to be revised to account for additional volume of Harold's business placed with CMT.

        6. Quality and Timely Delivery Adjustments. The parties have identified three (3) categories of non-performance which may cause financial hardship for Harold's. These categories are as follows:
        (A) Unsalable merchandise;

        (B) Substandard merchandise, which may be sold at a discount; and

        (C) Late delivery.

In the event CMT ships merchandise that falls into one or more of the three categories, CMT, upon notice from Harold's, agrees to negotiate with Harold's an adjustment due to CMT's performance. Should the parties fail to agree to a financial remuneration to Harold's for the deficient performance, the dispute will be submitted to binding arbitration before a panel of three (3) arbitrators, one (1) appointed by each party and who may be employed by either party, but who will not be the party who failed to negotiate the remuneration. The two (2) arbitrators will select a third arbitrator who is neither employed, associated nor affiliated with either party. Their decision shall be final.

        In the event this Agreement is terminated prior to the arbitration panel making its decision, the arbitration panel, if it chooses, may either continue with the arbitration and render its decision, or defer the issues for arbitration, as provided in paragraph 16.1 hereof.

        7. Pricing.  Intentionally omitted..

        8. Ownership of Goods and Security Agreement. The parties acknowledge that Harold's shall retain ownership of all goods purchased under the terms of this Agreement, notwithstanding their storage by CMT. CMT shall be a bailee only. CMT shall at all times keep such goods free and clear of any and all claims to a lien thereon by creditors of CMT, and specifically agrees that such goods are not the inventory of CMT, and such goods shall be delivered to Harold's or third parties at any time upon the request of Harold's. The parties acknowledge that by agreement of April 21, 1994, CMT granted Harold's a security interest in all of Harold's goods stored by CMT in order to assure the return of the piece goods to Harold's. This agreement remains in full force and effect, and is hereby ratified and confirmed.

        9. Independent Contractor. For all purposes of this Agreement, it is understood and agreed that CMT, in the performance of its services hereunder, is and shall be an independent contractor, and that no other relationship shall be deemed to be created by this Agreement. Nothing herein contained shall in any event or under any circumstances be construed as creating a partnership between CMT and Harold's, or any relationship other than that of independent contractor, and Harold's shall in no event or under any circumstances be liable for any debts or obligations incurred by CMT in the conduct of the business contemplated under this Agreement. All orders that are placed upon the credit of Harold's shall be the subject of a Harold's buy sheet or purchase order and approved in writing by Harold's. Neither CMT, nor any officer, agent or employee of CMT, shall be considered an employee of Harold's. CMT is not granted and shall not exercise the right or authority to create any obligation or responsibility, including, without limitation, contractual obligations on behalf of Harold's without the express written authorization of Harold's. CMT shall not misrepresent its authority to any third party.

        10.Indemnity. CMT agrees to indemnify and hold Harold's, its officers, directors, employees, successors and assigns, harmless against all losses, damages or expenses of whatever form or nature, including attorney's fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of CMT, or any of its officers, directors, employees or agents, including, but not limited to: (1) breach of any of the provisions of this Agreement; (2) negligence or tortious conduct; (3) representations or statements not specifically authorized by Harold's herein or otherwise in writing; or (4) violation by CMT, or any of its directors, officers, employees or agents of any applicable law or regulation.

        11.Trade Secrets. During the term hereof, CMT will have access to and become acquainted with what Harold's and CMT acknowledge are trade secrets of Harold's, to wit: knowledge or data concerning Harold's, including its operation and business, the prices it obtains or has obtained from the sale of or which it sells or has sold its goods, the manner of its development of its designs, or any other information concerning the business of Harold's, its manner of operations, its plans, processes, or other data which the parties expressly stipulate and agree are important, material and confidential, and gravely affect the effective and successful conduct of Harold's business. Neither CMT nor any of its officers, agents or employees, shall divulge, disclose or communicate to any person, firm or corporation, or any other entity, in any manner whatsoever, any of the foregoing information. The parties agree that the breach of the terms of this paragraph shall be a material breach of this Agreement. Neither CMT nor any of its officers, agents or employees, shall disclose any of the aforesaid trade secrets, either directly or indirectly, or use them in any way, either during the term hereof or for a period of two (2) years after the termination of this Agreement except as is required under the terms and provisions of this Agreement.

        12.Copyrights. The parties acknowledge and agree that all designs developed pursuant to this Agreement are the sole and exclusive property of Harold's. Harold's shall be entitled to register in its name copyrights of all designs developed by the parties, and CMT hereby assigns to Harold's all of its right, title and interest in and to such designs and the copyrights thereof. CMT agrees to assist Harold's in obtaining assignments of any original artwork that may be necessary to perfect Harold's ownership rights in the artwork and the designs. CMT shall not assist in the development of or sell any designs developed by or for Harold's, or in any other manner infringe upon Harold's copyrights, either during or after the term of this Agreement.

        13.Insurance. CMT shall procure and maintain throughout the term of this Agreement a policy of insurance in form and substance satisfactory to Harold's, from a responsible insurance company satisfactory to Harold's, at CMT's sole cost and expense, insuring CMT and Harold's against any claim for liability indemnified against under the terms and provisions of paragraph 10 above, which policy shall be of an amount not less than One Million Dollars ($1,000,000.00) per occurrence in respect to injury to persons, including death, and in the amount of not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence in respect to property damage or destruction, including loss of use thereof. A certificate evidencing such coverage shall be provided to Harold's.

        14.Termination. This Agreement may be terminated prior to its expiration by written notice to the other party as follows:

        A. By either party in the event the other party should fail to perform any of its obligations hereunder, and should fail to remedy such non-performance within ten (10) calendar days after receiving written demand therefor; provided, however, that upon a second breach of the same obligation by such party, the other party may forthwith terminate this Agreement upon notice to the breaching party;

        B. By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceeding, or make an assignment or other arrangement for the benefit of creditors;

        C. By Harold's, effective immediately, if CMT should attempt to sell, assign, delegate or transfer any of its rights or obligations under this Agreement without having obtained Harold's prior written consent thereto, or if Frank Bober shall cease to serve as Chief
            Executive Officer of CMT, or if there should occur any other material change in the management, ownership, control or financial condition of CMT;
        D. By Harold's, effective immediately, if CMT makes any false or untrue statements or representations to Harold's herein in the course of the performance of its obligations hereunder.
        15.Remedies. The parties acknowledge and agree that any breach of the terms of this Agreement by either party will result in immediate and irreparable injury to the other party, and in connection with the breach of the provisions of paragraphs 11, 12 and
16.2 hereof, an adequate remedy at law will not be available, and therefore, the parties agree that injunction or specific performance may be granted to any party in regard to the terms and provisions of this Agreement, in addition to such other legal or equitable remedies as may be available.

        16.Miscellaneous. It is further understood and agreed as follows:

            16.1 Arbitration. Any differences, claims or matters in dispute arising between Harold's and CMT out of or connected with this Agreement shall be submitted by them to an arbitration panel by the American Arbitration Association, or its successor, in Dallas, Texas, and the determination of the American Arbitration Association or its successor shall be final and absolute. The arbitration panel shall be governed by the duly promulgated rules and regulations of the American Arbitration Association and the pertinent provisions of the laws of the State of Oklahoma relating to arbitration. The decision of the arbitrators will be entered as a judgment in any court of the State of Oklahoma or elsewhere. The costs of arbitration shall initially be borne by the parties equally; provided, however, the arbitrators may reimburse the prevailing party by awarding the costs of the arbitration, including a reasonable attorney fee, in the discretion of the arbitration panel. Pending the issuance of a decision or award, on a showing for potential for irreparable injury or in the instance of an asserted violation of paragraphs 11, 12, and 16.2 hereof, the arbitrators shall have the power to award provisional conservational relief measures to be taken to preserve the respective rights of either party.

            16.2 Restriction on Sale. CMT agrees that it will not exhibit for sale, sell or solicit the sales of, whether directly or indirectly, any product that it has assisted in the development of for Harold's without the prior express and written consent of Harold's for a period which is the greater of: (i) the term of Harold's copyright registration, or (ii) five (5) years after first being offered by Harold's to the public. In this regard, CMT shall promptly advise Harold's in writing of any representations undertaken or contemplated for other manufacturers, representatives or distributors of any products currently or previously developed for Harold's under the terms of this Agreement or any predecessor arrangement between Harold's and CMT.

            16.3 Financial Statement. In order that Harold's may be advised of the financial condition of CMT, which the parties acknowledge and agree is relevant to Harold's determination to do business with CMT, CMT agrees to provide to Harold's annually a financial statement certified to be true and correct by an independent certified public accountant. The first such financial statement shall be provided no later than March 1, 1995, and shall cover the year ending December 31, 1994.

            16.4 Choice of Law. It is the intention of the parties to this Agreement that this Agreement, and the performance under this Agreement, and all actions under this Agreement, shall be construed in accordance with and under and pursuant to the laws of the State of Oklahoma, and that any action or proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Oklahoma shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or proceeding may be instituted.

            16.5  Notices.  All notices hereunder shall be in
        writing and served by certified mail, return receipt
        requested, postage prepaid, or by Federal Express or similar private delivery service, or by facsimile capable of confirming receipt, at the addresses shown below.
        To Harold's:         Mr. Harold G. Powell
                             Harold's Stores, Inc.
                             P.O. Drawer 2970
                             Norman, OK  73070-2970
                   Facsimile:   (405) 366-2588

        with a copy to:      Mr. Gary C. Rawlinson
                             Crowe & Dunlevy, Luttrell, Pendarvis
                             & Rawlinson
                             P.O. Box 1286
                             Norman, OK  73070-1286
                   Facsimile:    (405) 360-4002

        To CMT:              Mr. Frank Bober
                             CMT Enterprises, Inc.
                             1412 Broadway
                             New York, NY  10018
                   Facsimile:   (212) 354-5135

        with a copy to:      Mr. George T. Bruckman
                             Finkelstein, Bruckman, Wohl,
                             Most & Rothman
                             575 Lexington Ave., 19th Floor
                             New York, NY  10022
                   Facsimile:     (212) 371-2980

            16.6 Severability. If any provision of this Agreement shall be held to be void or unenforceable for any reason, the remaining terms and provisions hereof shall not be affected thereby.

            16.7 Assignment. Neither party may assign its rights in this Agreement without the written approval of the other party.

            16.8 Attorney's Fees. In the event either party hereto files suit in order to enforce or interpret this Agreement, or in the event of arbitration, the prevailing party in such litigation or arbitration may be entitled to the award of a reasonable attorney fee, in the discretion of the court or the arbitration panel.
            16.9 Captions and Paragraph Headings. Captions and paragraph headings contained in this Agreement are for reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

            16.10 Entire Agreement. This instrument constitutes the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing, signed by the parties hereto.

            16.11 Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver has occurred.

            16.12 Binding Effect. The provisions of this Agreement shall inure to the benefit of and bind the successors and permitted assigns of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

"HAROLD'S"                   HAROLD'S STORES, INC.,
                             an Oklahoma corporation


                         By:
                      Title:


"CMT"                        CMT ENTERPRISES, INC.,
                             a New York corporation


                         By:
                      Title:







                           EXHIBIT A



                  CMT'S DIRECT COST WORKSHEET



1.

2.